Exhibit 4.1

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.,

as Sponsor

and

BARCLAYS GLOBAL INVESTORS, N.A.,

as Administrative Trustee

and

[•],

as Delaware Trustee

Trust Agreement

iShares GSCI® Commodity-Indexed Trust

Dated as of                     , 2005

TABLE OF CONTENTS

		Page
ARTICLE I	DEFINITIONS AND RULES OF CONSTRUCTION	1

Section 1.1	Definitions	1
Section 1.2	Rules of Construction	5

ARTICLE II	CREATION AND DECLARATION OF TRUSTS; FORM OF CERTIFICATES; DELIVERY OF CERFS AND SHORT-TERM SECURITIES; DELIVERY OF SHARES, REGISTRATION OF TRANSFER AND SURRENDER OF SHARES	6

Section 2.1	Creation and Declaration of Trust; Business of the Trust	6
Section 2.2	Form of Certificates; Book-Entry System; Transferability of Shares	6
Section 2.3	Delivery of CERFs and Short-Term Securities	8
Section 2.4	Delivery of Shares	8
Section 2.5	Registration and Registration of Transfer of Shares; Combination and Split-up of Certificates	9
Section 2.6	Surrender of Shares and Withdrawal of Trust Property	9
Section 2.7	Limitations on Issuance and Delivery, Registration of Transfer and Surrender of Shares	10
Section 2.8	Lost Certificates, Etc	10
Section 2.9	Cancellation and Destruction of Surrendered Certificates	11
Section 2.10	Splits and Reverse Splits of Shares	11

ARTICLE III	CERTAIN OBLIGATIONS OF REGISTERED OWNERS	11

Section 3.1	Liability of Registered Owner for Taxes and Other Governmental Charges	11
Section 3.2	Warranties on Delivery of Basket Amount	11

ARTICLE IV	ADMINISTRATION OF THE TRUST	12

Section 4.1	Evaluation of Trust Property	12
Section 4.2	Responsibility of the Administrative Trustee for Determinations	12
Section 4.3	Cash Distributions	13
Section 4.4	Other Distributions	13
Section 4.5	Withholding Tax	13
Section 4.6	Fixing of Record Date	13
Section 4.7	Payment of Expenses; Sales of Trust Property	14
Section 4.8	Statements and Reports	14

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TRUST AGREEMENT

This TRUST AGREEMENT, dated as of                         , 2005, among BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC., a Delaware corporation, as sponsor (the “Sponsor”), BARCLAYS GLOBAL INVESTORS, N.A., a national banking association, as administrative trustee (the “Administrative Trustee”), and [•], a Delaware [•] as Delaware Trustee (the “Delaware Trustee”).

W I T N E S S E T H :

WHEREAS, the Sponsor desires to establish a statutory trust, to be known as the “iShares GSCI® Commodity-Indexed Trust” (the “Trust”), pursuant to the Delaware Statutory Trust Act;

WHEREAS, the Sponsor desires to establish the terms on which CERFs, cash and Short-Term Securities may be Delivered and provide for the creation of Shares in Baskets representing units of fractional undivided beneficial interests in the net assets of the Trust, which will be comprised primarily of Investing Pool Interests, the execution and delivery of Certificates evidencing the Shares and the redemption of Baskets; and

WHEREAS, the Sponsor desires to provide for other terms and conditions upon which the Trust shall be established and administered, as hereinafter provided.

NOW, THEREFORE, it being the intention of the parties hereto that the Trust constitute a statutory trust under the Delaware Statutory Trust Act and that this Agreement constitute the governing instrument of such statutory trust:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions.

Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Administrative Trustee” means the Person named as such in the introductory paragraph hereto, solely in such Person’s capacity as an Administrative Trustee of the Trust created hereunder and not in such Person’s individual capacity and includes any entity to whom Barclays Global Investors, N.A. assigns or delegates its obligations pursuant to Section 5.4 or any successor appointed as Administrative Trustee under this Agreement; provided, however that all Administrative Trustees shall be United States persons, within the meaning of section 7701(a)(30) of the Code, and at least one Administrative Trustee shall be a bank, as defined in section 581 of the Code, or a United States government-owned agency or United States government-sponsored enterprise.

“Agreement” means this Trust Agreement, as amended, modified, supplemented or restated from time to time, in accordance with its terms.

“Authorized Participant” means a Person that, at the time of submitting to the Administrative Trustee, or any Trust Administrator appointed by the Administrative Trustee, a

Purchase Order or a Redemption Order (a) is a registered broker-dealer and a registered futures commission merchant, (b) is a DTC Participant, (c) has in effect a valid Authorized Participant Agreement and (d) is in a position to transfer the required CERFs, cash or Short-Term Securities to, or take delivery of these assets from, the Administrative Trustee through one or more accounts.

“Authorized Participant Agreement” means an agreement among the Administrative Trustee, the Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under this Agreement.

“Basket” means a block of 50,000 Shares, as such number may be increased or decreased, from time to time, pursuant to the terms of this Agreement.

“Basket Amount” is the amount of CERFs, cash or Short-Term Securities, determined and specified as of the close of trading on the Exchange on each Business Day by the Administrative Trustee, that an Authorized Participant must Deliver in exchange for one Basket or that an Authorized Participant is entitled to receive in exchange upon Surrender of one Basket. The Basket Amount will be determined as provided in Section 2.3(b).

“Beneficial Owner” means any Person owning a beneficial interest in any Shares.

“Business Day” means any day (a) on which none of the following occurs: (i) the Exchange is closed for regular trading, (ii) the CME is closed for regular trading or (iii) the Federal Reserve wire transfer system is closed for cash wire transfers, or (b) that the Administrative Trustee determines that it is able to conduct business.

“CERFs” means GSCI® Excess Return futures contracts traded on the CME.

“Certificate” means a certificate that is executed and delivered by the Administrative Trustee under this Agreement evidencing Shares.

“CFTC” means the Commodity Futures Trading Commission or any successor governmental agency in the United States.

“CME” means the Chicago Mercantile Exchange Inc., or its successor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Trust Office” means the office of the Administrative Trustee at which its depositary receipt business is administered, which, as of the date of this Agreement, is located at 45 Fremont Street, San Francisco, CA 94105.

“Custodian” means any agent of the Trust appointed by the Administrative Trustee from time to time for the purposes of this Agreement, and any substitute or additional Custodian appointed by the Administrative Trustee as provided in Section 5.6.

“Delaware Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq., as it may be amended from time to time, or any successor legislation.

“Delaware Trustee” means the Person named as such in the introductory paragraph hereto, solely in such Person’s capacity as the Delaware Trustee of the Trust created hereunder and not in such Person’s individual capacity and includes any successor Delaware Trustee under this Agreement.

“Deliver,” “Delivered” or “Delivery” means (a) when used with respect to CERFs, cash or Short-Term Securities, (i) delivering CERFs, cash or Short-Term Securities to the Person entitled to the delivery, or as directed by the Person entitled to the delivery, or (ii) obtaining evidence that ownership of CERFs, cash or Short-Term Securities has been transferred to, and the CERFs, cash or Short-Term Securities are being duly held by a custodian for the account of, the Person entitled to that delivery, or as directed by the Person entitled to the delivery, and (b) when used with respect to Shares, either (i) one or more book-entry transfers of those Shares to an account or accounts at DTC designated by the Person entitled to such delivery for further credit as specified by that Person or (ii) in the circumstances specified in Section 2.2(e), execution and delivery at the Corporate Trust Office of the Administrative Trustee of one or more Certificates evidencing those Shares.

“Depositor” means any Authorized Participant that Delivers CERFs, cash or Short-Term Securities into the Trust or at the direction of the Trust, either for its own account or on behalf of another Person that is the owner or beneficial owner of CERFs, cash or Short-Term Securities.

“DTC” means The Depository Trust Company, a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

“DTC Participant” means a Person that has an account with DTC.

“Exchange” means the [•] Stock Exchange.

“GSCI®” means the Goldman Sachs Commodity Index (GSCI®). The GSCI® is administered, calculated and published by Goldman, Sachs & Co., a subsidiary of The Goldman Sachs Group Inc.

“GSCI-ER” means the GSCI® Excess Return Index.

“Indirect Participant” means a Person that, by clearing securities through, or maintaining a custodial relationship with, a DTC Participant, has access to the DTC clearing system.

“Investing Pool” means iShares GSCI® Commodity-Indexed Investing Pool LLC, a limited liability company organized under the laws of the State of Delaware.

“Investing Pool Interests” means the limited liability company interests issued by the Investing Pool to the Trust and the Manager.

“Investing Pool LLC Agreement” means the limited liability company agreement between the Trust and the Manager.

“Manager” means Barclays Global Investors International, Inc., the manager of the Investing Pool.

“Net Asset Value” means the net asset value of the Trust determined under Section 4.1.

“Net Asset Value per Share” means the net asset value of a Share determined under Section 4.1.

“Order Cutoff Time” means, with respect to any Business Day, (a) [4:00] p.m. ([New York City] time) on such Business Day or (b) any other time agreed to by the Sponsor and the Administrative Trustee and of which all existing Authorized Participants have been notified by the Administrative Trustee.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.3(a) and, with respect to a Redemption Order, the date specified in Section 2.6.

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Order” has the meaning specified in Section 2.3(a).

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (a) is a DTC Participant or a participant in such other securities depository as is then acting with respect to the Shares, and (b) unless counsel to the Sponsor, the appointment of which is acceptable to the Administrative Trustee, determines that the following requirement is not necessary for the exception under Section 408(m) of the Code, to apply, is a banking institution as defined in Section 408(n) of the Code.

“Redemption Order” has the meaning specified in Section 2.6.

“Registered Owner” means the Person in whose name Shares are registered on the books of the Administrative Trustee maintained for that purpose.

“Registrar” means any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.

“SEC” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

“Shares” means iShares GSCI Commodity-Indexed Trust Shares created under this Agreement, each representing a unit of fractional undivided beneficial interest in the net assets of the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

“Short-Term Securities” means U.S. Treasury securities or other short-term securities and similar securities, in each case that are eligible as margin deposits under the CME’s rules.

“Sponsor” means Barclays Global Investors International, Inc., or its successor.

“Surrender” means, when used with respect to Shares, (a) one or more book-entry transfers of Shares to the DTC account of the Administrative Trustee or (b) surrender to the Administrative Trustee at its Corporate Trust Office of one or more Certificates evidencing Shares.

“Trust” has the meaning specified in the recitals hereto.

“Trustee” or “Trustees” means each Person who has signed this Agreement as a trustee, so long as such Person shall continue in office in accordance with the terms hereof, and all other Persons who may from time to time be duly appointed, qualified and serving as Trustees in accordance with the provisions hereof, and references herein to a Trustee or the Trustees shall refer to such Person or Persons solely in their capacity as trustees hereunder.

“Trust Property” means (i) the Investing Pool Interests, (ii) any cash or other property that is received by the Administrative Trustee in respect of Trust Property and that is being held under this Agreement, and (iii) CERFs, cash and Short-Term Securities Delivered by the Investing Pool or a Depositor, as the case may be, at the direction of the Trust in connection with a Redemption Order or Purchase Order, as the case may be.

Section 1.2 Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE II

CREATION AND DECLARATION OF TRUSTS;

FORM OF CERTIFICATES; DELIVERY OF CERFs AND SHORT-TERM SECURITIES;

DELIVERY OF SHARES, REGISTRATION OF TRANSFER AND

SURRENDER OF SHARES

Section 2.1 Creation and Declaration of Trust; Business of the Trust.

(a) The Administrative Trustee acknowledges that it has received the initial Investing Pool Interests in exchange for CERFs, cash or Short-Term Securities, that have been Delivered from [•]. The Administrative Trustee declares that it will hold all Trust Property, as Administrative Trustee for the benefit of the Registered Owners for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement. The trust created by this Agreement shall be known as the “iShares GSCI® Commodity-Indexed Trust.”

(b) The Trust shall not engage in any business or activities other than holding Investing Pool Interests or activities incidental and necessary to carry out the duties and responsibilities set forth in this Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or otherwise incur, assume or guarantee any indebtedness for money borrowed.

Section 2.2 Form of Certificates; Book-Entry System; Transferability of Shares.

(a) The Certificates shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Shares shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a Certificate evidencing those Shares has been executed by the Administrative Trustee by the manual or facsimile signature of a duly authorized signatory of the Administrative Trustee and, if a Registrar (other than the Administrative Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar. Certificates bearing the manual or facsimile signature of a duly authorized signatory of the Administrative Trustee and the manual signature of a duly authorized officer of the Registrar, if applicable, who was, at the time such Certificates were executed, a proper signatory of the Administrative Trustee or the Registrar, if applicable, shall bind the Administrative Trustee, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificates.

(b) The Certificates may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this

Agreement as may be required by the Administrative Trustee or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which the Shares evidenced by a particular Certificate are subject.

(c) The Sponsor and the Administrative Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. Shares deposited with DTC shall be evidenced by one or more global Certificates, which shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE TRUST FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d) So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, notwithstanding the provisions of Sections 2.2(a) and (b), all Shares shall be evidenced by one or more global Certificates, the Registered Owner of which is DTC or a nominee of DTC, and (i) no Beneficial Owner will be entitled to receive a separate Certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares represented by a global Certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares represented by a global Certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares.

(e) If, at any time when Shares are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Shares, the Administrative Trustee shall execute and deliver separate Certificates evidencing Shares to the DTC Participants entitled thereto, with such additions, deletions and modifications to this Agreement and to the form of Certificate evidencing Shares as the Sponsor and the Administrative Trustee may agree.

(f) Title to a Certificate (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of Delaware; provided, however, that the Administrative Trustee, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the Person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

Section 2.3 Delivery of CERFs and Short-Term Securities.

(a) After the initial receipt of Investing Pool Interests in exchange for CERFs, cash or Short-Term Securities initially Delivered by [•] and contributed to the Investing Pool, the issuance and Delivery of Shares will take place only in integral numbers of Baskets and in compliance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are consistent with this Agreement. Authorized Participants wishing to acquire from the Administrative Trustee one or more Baskets must place an order with the Administrative Trustee (a “Purchase Order”) no later than the Order Cutoff Time on any Business Day. Purchase Orders received by the Administrative Trustee prior to the Order Cutoff Time on a Business Day on which the CME announces a settlement price for CERFs will have that Business Day as the Order Date. Purchase Orders received by the Administrative Trustee on or after the Order Cutoff Time, or on a Business Day on which the CME does not announce a settlement price for CERFs, will have as their Order Date the next Business Day on which the CME announces a settlement price for CERFs. As consideration for each Basket acquired, Authorized Participants must Deliver in respect of each Basket the Basket Amount determined by the Administrative Trustee on the Order Date of the corresponding Purchase Order.

(b) The Administrative Trustee shall determine the Basket Amount for each Business Day. The initial “Basket Amount” is [•]. After the initial Delivery, the “Basket Amount” shall be an amount of CERFs, cash or Short-Term Securities equal to the result obtained by dividing the Net Asset Value per Basket on the date on which the determination is being made by the price used by the Administrative Trustee to evaluate Investing Pool Interests held by the Trust on such date, as reported to the Administrative Trustee by or on behalf of the Manager, in compliance with Section 4.1. For purposes of this computation, “Net Asset Value per Basket” is the result obtained by multiplying (x) the Net Asset Value per Share, by (y) the number of Shares that constitute a Basket on the date on which the determination is being made. The Sponsor intends to publish, or may designate other persons to publish, for each Business Day, the Basket Amount.

(c) All Delivered CERFs, cash or Short-Term Securities as part of a Purchase Order shall be contributed by the Trust to purchase Investing Pool Interests. The Investing Pool Interests and any other Trust Property will be held for the Trust at such place and in such manner as the Administrative Trustee shall determine.

Section 2.4 Delivery of Shares.

Upon receipt by the Administrative Trustee of any Delivery in accordance with Section 2.3, together with a Purchase Order and the other required documents, if any, as above specified and a confirmation that the Basket Amount has been Delivered for each Basket, the

Administrative Trustee, subject to the terms and conditions of this Agreement, shall Deliver to or as directed by the Depositor the number of Baskets issuable in respect of such Delivery as requested in the corresponding Purchase Order, but only upon payment to the Administrative Trustee of the fees and expenses of the Administrative Trustee as provided in Section 5.8(a) and of all taxes and governmental charges and fees payable in connection with such Delivery, the transfer of the CERFs, cash or Short-Term Securities and the issuance and Delivery of the Baskets.

Section 2.5 Registration and Registration of Transfer of Shares; Combination and Split-up of Certificates.

(a) The Administrative Trustee shall keep or cause to be kept a register of Registered Owners and shall provide for the registration of Shares and the registration of transfers of Shares.

(b) The Administrative Trustee, subject to the terms and conditions of this Agreement, shall register transfers of ownership of Shares on its transfer books from time to time upon any Surrender of a Certificate evidencing such Shares by the Registered Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon, the Administrative Trustee shall execute a new Certificate or Certificates evidencing such Shares, and deliver the same to or upon the order of the Person entitled thereto.

(c) The Administrative Trustee, subject to the terms and conditions of this Agreement, shall, upon Surrender of a Certificate or Certificates for the purposes of effecting a split-up or combination of that Certificate or Certificates, execute and deliver one or more new Certificates evidencing those Shares.

(d) The Administrative Trustee may, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint one or more co-transfer agents for the purpose of effecting registration of transfers of Shares and combinations and split-ups of Certificates at designated transfer offices on behalf of the Administrative Trustee. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Registered Owners or Persons entitled to Shares and will be entitled to protection and indemnity to the same extent as the Administrative Trustee.

Section 2.6 Surrender of Shares and Withdrawal of Trust Property.

Upon Surrender of any integral number of Baskets for the purpose of withdrawal of the amount of Trust Property represented thereby, and upon payment of the fee of the Administrative Trustee in connection with the Surrender of Shares as provided in Section 5.8(a) and payment of all taxes and charges payable in connection with such Surrender and withdrawal of Trust Property, and subject to the terms and conditions of this Agreement, including Section 2.7, an Authorized Participant acting on authority of the Registered Owner of those Shares will be entitled to Delivery, in accordance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are consistent with this Agreement, of the amount of CERFs, cash or Short-Term Securities at the time represented by such Baskets, including the Basket Amounts corresponding to such Baskets on the applicable Order Date (determined as provided below). Authorized Participants wishing to redeem one or more Baskets must place an order with the Administrative Trustee (a “Redemption Order”) no later than the Order Cutoff Time on any Business Day. Redemption Orders received by the Administrative Trustee prior to the Order Cutoff Time on a Business Day on which CME announces a settlement price for CERFs will have that Business Day as the Order Date. Redemption Orders received by the Administrative Trustee on or after the Order Cutoff Time, or on a Business Day on which CME does not announce a settlement price for CERFs will have as their Order Date the next Business Day.

Section 2.7 Limitations on Issuance and Delivery, Registration of Transfer and Surrender of Shares.

(a) As a condition precedent to the Delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Administrative Trustee or the Registrar may require payment from the Depositor or the Authorized Participant Surrendering the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature or other information that it deems to be necessary and may also require compliance with any regulations the Administrative Trustee may establish consistent with the provisions of this Agreement, including this Section 2.7.

(b) The issuance and Delivery of Shares against Delivery of CERFs, cash or Short-Term Securities, the registration of transfer of Shares or the Surrender of Shares for the purpose of withdrawal of Trust Property may be suspended generally, or refused with respect to particular requested Deliveries or Surrenders, during any period when the transfer books of the Administrative Trustee are closed or if any such action is deemed to be necessary or advisable by the Administrative Trustee or the Sponsor for any reason at any time or from time to time.

Section 2.8 Lost Certificates, Etc.

The Administrative Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for a mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for a destroyed, lost or stolen Certificate if the Registered Owner thereof has (a) filed with the Administrative Trustee (i) a request for such execution and delivery before the Administrative Trustee has notice that the Shares evidenced by the Certificate have been acquired by a protected purchaser and (ii) a sufficient indemnity bond, and (b) satisfied any other reasonable requirements imposed by the Administrative Trustee.

Section 2.9 Cancellation and Destruction of Surrendered Certificates.

All Certificates Surrendered to the Administrative Trustee shall be canceled by the Administrative Trustee. The Administrative Trustee is authorized to destroy Certificates so canceled.

Section 2.10 Splits and Reverse Splits of Shares.

(a) If requested in writing by the Sponsor, the Administrative Trustee shall effect a split or reverse split of the Shares as of a record date set by the Administrative Trustee in accordance with procedures determined by the Administrative Trustee.

(b) The Administrative Trustee is not required to distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Administrative Trustee may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust Property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust Property to the Record Owners entitled to them. The amount of Trust Property represented by each Share, the number of Shares comprising a Basket and the Basket Amount shall be adjusted as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

ARTICLE III

CERTAIN OBLIGATIONS OF REGISTERED OWNERS

Section 3.1 Liability of Registered Owner for Taxes and Other Governmental Charges.

If any tax or other governmental charge shall become payable by the Administrative Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge shall be payable by the Registered Owner of such Shares to the Administrative Trustee. The Administrative Trustee shall refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Registered Owner thereof Trust Property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Registered Owner of such Shares shall remain liable for any deficiency. The Administrative Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Registered Owners entitled thereto as in the case of a distribution in cash.

Section 3.2 Warranties on Delivery of Basket Amount.

Every Person Delivering CERFs, cash or Short-Term Securities under this Agreement shall be deemed thereby to represent and warrant that (i) the CERFs, cash or Short-Term Securities meet the requirements to be a Basket Amount, (ii) the Person making such Delivery is duly authorized to do so, and (iii) at the time of Delivery, the assets comprising such Basket Amount are free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement and, in respect of CERFs, rights of the CME under its rules). All representations and warranties deemed to be made under this Section 3.2 shall survive the Delivery of a Basket Amount, Delivery or Surrender of Shares or termination of this Agreement.

ARTICLE IV

ADMINISTRATION OF THE TRUST

Section 4.1 Evaluation of Trust Property.

(a) On each Business Day on which the Exchange is open for regular trading, as soon as practicable after the close of regular trading of the Shares on the Exchange, the Administrative Trustee shall determine the Net Asset Value and the Net Asset Value per Share. The Administrative Trustee will value Trust Property based on the net asset value of the Investing Pool as determined and transmitted in a report delivered to the Trust by or on behalf of the Manager on each such Business Day, unless it determines that such method of valuation is not appropriate as a basis for valuation of the Trust Property, in which case it will determine an alternative basis for valuation of the Trust Property. Neither the Administrative Trustee nor the Sponsor shall be liable to any Person for the determination that the most recently communicated net asset value of the Investing Pool is not appropriate as a basis for valuation of the Trust Property or for any determination as to the alternative basis for evaluation; provided that such determination is made in good faith.

(b) Upon receipt of the Manager’s determination of the value of the Trust’s Investing Pool interests as required under the Investing Pool LLC Agreement, the Administrative Trustee shall subtract all accrued expenses and other liabilities of the Trust from the total value of its Investing Pool Interests and all other assets of the Trust. The resulting figure is the “Net Asset Value” of the Trust. All fees computed by reference to the value of the Trust or its assets shall be calculated on the Adjusted Net Asset Value. The Administrative Trustee shall also divide the Net Asset Value of the Trust by the number of Shares outstanding as of the close of business on the date of the evaluation then being made, which figure is the “Net Asset Value per Share.” All fees, expenses and other liabilities of the Trust that are or will be incurred or accrued through the close of business on a Business Day shall be included in the calculations required by this Section 4.1 for that Business Day. Shares deliverable under a Purchase Order shall be considered to be outstanding for purposes of this Section 4.1 beginning on the Order Date. Shares deliverable under a Redemption Order shall not be considered to be outstanding for purposes of this Section 4.1 on and after the Order Date.

(c) The Net Asset Value and The Net Asset Value per Share shall be computed in accordance with generally accepted accounting principles in the United States.

Section 4.2 Responsibility of the Administrative Trustee for Determinations.

The Sponsor shall have no responsibility for the accuracy of any determination of any amount made by the Administrative Trustee. The determinations made by the

Administrative Trustee under this Agreement shall be made in good faith upon the basis of, and the Administrative Trustee shall not be liable for any errors contained in, information reasonably available to it. The Administrative Trustee shall be under no liability to the Sponsor, or to the Depositors, the Registered Owners or the Beneficial Owners, for errors in judgment; provided, however, that this provision shall not protect the Administrative Trustee against any liability to which it would otherwise be subject by reason of negligence or bad faith in the performance of its duties.

Section 4.3 Cash Distributions.

Whenever the Administrative Trustee distributes any cash, the Administrative Trustee shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively. The Administrative Trustee shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to the Registered Owners entitled thereto.

Section 4.4 Other Distributions.

Whenever the Administrative Trustee receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of Investing Pool Interests or other Trust Property), the Administrative Trustee shall cause the securities or other property received by it to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Administrative Trustee, in any manner that the Administrative Trustee may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Administrative Trustee such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Administrative Trustee withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act of 1933, as amended, in order to be distributed to the Registered Owners) the Administrative Trustee deems such distribution not to be lawful and feasible, the Administrative Trustee shall adopt such method as it deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Administrative Trustee, including the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Administrative Trustee to the Registered Owners entitled thereto as in the case of a distribution received in cash.

Section 4.5 Withholding Tax

The Trust shall comply with all applicable withholding and backup withholding tax requirements. The Trust shall request, and the Registered Owners and/or Beneficial Owner shall provide to the Trust, such forms or other documentation as are necessary to establish an exemption from withholding tax and backup withholding with respect to each Beneficial Owner, and any representations, forms and documents as shall reasonably be requested by the Trust to assist it in determining the extent of, and in fulfilling, its withholding and backup withholding tax obligations. The Administrative Trustee shall file any required forms with applicable jurisdictions and, unless an exemption from withholding and backup withholding tax is properly established by a Beneficial Owner, shall remit amounts withheld with respect to the Beneficial Owner to the applicable tax authorities. To the extent that the Administrative Trustee reasonably believes that it is required to withhold and pay over any amounts (including taxes, interest, penalties, assessments or additions to tax) to any tax authority with respect to distributions or allocations to any Beneficial Owner, and the Administrative Trustee does withhold such amounts, the amounts withheld shall be treated as a distribution of cash to the Beneficial Owner for whose benefit the Registered Owner holds it Shares in the amount of the withholding and shall thereby reduce the amount of cash or other Trust Property otherwise distributable to such Registered Owner. If an amount required to be withheld was not withheld, the Trust may reduce subsequent distributions by the amount of such required withholding. The consent of the Registered Owner or the Beneficial Owner shall not be required for any such withholding. In the event of any claimed overwithholding, Registered Owners and Beneficial Owners shall be limited to an action against the applicable jurisdiction.

Section 4.6 Fixing of Record Date.

Whenever any distribution will be made, or whenever the Administrative Trustee receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is split, reverse split or other change in the outstanding Shares, or whenever the Administrative Trustee shall find it necessary or convenient in respect of any matter, the Administrative Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Registered Owners who shall be (i) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation or (iii) entitled to act in respect of any other matter for which the record date was set.

Section 4.7 Payment of Expenses; Sales of Trust Property.

(a) The following charges are or may be accrued and paid by the Trust:

(1) any expenses of the Trust not assumed by the Sponsor pursuant to Section 5.3(g);

(2) any taxes and other governmental charges that may fall on the Trust or the Trust Property;

(3) any expenses of any extraordinary services performed by the Administrative Trustee or the Sponsor on behalf of the Trust or expenses of any action taken by the Administrative Trustee or the Sponsor to protect the Trust or the interests of Registered Owners or the Beneficial Owners; and

(4) any indemnification of the Sponsor as provided in Section 5.7(d).

(b) The Administrative Trustee shall, when directed by the Sponsor, sell Trust Property in such quantity and at such times as may be necessary to permit payment of expenses under this Agreement. Neither the Administrative Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from sales of Investing Pool Interests so made. The Administrative Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction or otherwise in accordance with this Section 4.7.

(c) If at any time and from time to time, the Administrative Trustee determines that the amount of cash included in the Trust Property exceeds the reasonably anticipated expenses of the Trust during the following [•] months, the Administrative Trustee may in its discretion distribute the excess cash to the Registered Owners under Section 4.3 or contribute it to the Investing Pool. The Trust shall have no obligation to make periodic distributions to the Registered Owners.

Section 4.8 Statements and Reports.

(a) After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, at the Sponsor’s expense, the Administrative Trustee shall send to the Registered Owners at the end of such fiscal year, an annual report of the Trust containing financial statements that will be prepared by the Administrative Trustee and audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise, or which the Sponsor determines shall be included. The Administrative Trustee may distribute the annual report by any means acceptable to the Registered Owners.

(b) The Administrative Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the internal control over financial reporting established and maintained by the Trust, and used by the Administrative Trustee in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters which may be required to be included with the Trust’s periodic reports under the Securities Exchange Act of 1934, as amended.

Section 4.9 Further Provisions for Sales of Trust Property.

In addition to selling Trust Property in accordance with Section 4.7, the Administrative Trustee shall sell Trust Property whenever any one or more of the following conditions exist:

(a) the Sponsor has notified the Administrative Trustee that such sale is required by applicable law or regulation; or

(b) this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.

The Administrative Trustee and the Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 4.9.

Section 4.10 Counsel.

The Sponsor may, from time to time, employ counsel to act on behalf of the Trust and perform any legal services in connection with the Trust Property and the Trust, including any legal matters relating to the possible disposition or acquisition of any Investing Pool Interests or the Delivery of any CERFs or Short-Term Securities. The fees and expenses of such counsel shall be paid by the Sponsor.

Section 4.11 Tax Matters.

(a) The parties hereto and, by its acceptance or acquisition of a Share or a beneficial interest therein, the Registered Owner and Beneficial Owner of such Share intend and agree to treat the Trust as a grantor trust for United States federal, state and local tax purposes, and to treat the Shares (including but not limited to all payments and proceeds with respect to such Shares) as beneficial ownership interests in the Trust Property (and payments and proceeds therefrom, respectively) for United States federal, state and local tax purposes and agree to use reasonable efforts to notify the Administrative Trustee and the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a grantor trust. To the extent that any of the parties hereto or any Registered Owner or Beneficial Owner is required to report any item of income, gain, loss, deduction or credit relating to the Trust for United States federal, state and local tax purposes, that person shall report such item in a manner consistent with the characterization intended by this Section 4.11 and the treatment of such item by the Trust and the Investing Pool and shall not take any contrary position on any tax return or report or take any other action that is inconsistent with such characterization or treatment, except as required by law. The provisions of this Trust Agreement shall be interpreted to further this intention and agreement of the parties.

(b) The Administrative Trustee shall timely prepare, sign and file (or cause to be prepared, signed and filed) all income, franchise, information and other tax forms, returns, statements and reports required to be filed by or in respect of the Trust as a grantor trust in each taxable year of the Trust, and shall timely pay (or cause to be paid) any tax, assessment or other governmental charge owing with respect to the Trust out of Trust Property. In addition, the Administrative Trustee shall timely prepare, sign and file (or cause to be prepared, signed and filed) protective federal income tax returns for the Trust as a partnership on IRS Form 1065 and will make on behalf of the Trust a protective election pursuant to Section 754 of the Code for each taxable year. For this purpose, the relevant provisions in the Investing Pool LLC Agreement addressing capital accounts and tax allocations shall apply as if included herein. The Administrative Trustee shall promptly notify the Sponsor if it becomes aware that any tax, assessment or other governmental charge is due or claimed to be due with respect to the Trust. The Administrative Trustee shall provide to each Registered Owner appropriate tax information adequate to enable each Beneficial Owner for whose benefit the Registered Owner holds its Shares to complete and file its U.S. federal income tax return (which information shall be consistent with the information provided to the Trust by the Investing Pool), as soon as practicable following each fiscal year but generally not later than March 15. The Trustee shall provide the Sponsor with a copy of such documents promptly after such filing or furnishing. If not already obtained, the Administrative Trustee shall obtain a taxpayer identification number for the Trust. The Trust hereby indemnifies, to the full extent permitted by law, the Administrative Trustee from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities under this Section 4.11, provided such action taken or omitted to be taken does not constitute fraud, negligence or misconduct.

(c) The Trust will not make an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3, or any successor provision thereof, or a similar election under any analogous provision for purposes of state or local law, and to the extent necessary, the Trust or the Registered Owner (as appropriate) will make any election necessary to obtain treatment not as an association taxable as a corporation. Nothing in this Agreement, any agreement with a Custodian, or otherwise, shall be construed to give the Administrative Trustee the power to vary the investment of the Beneficial Owners within the meaning of Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code, nor shall the Sponsor give the Administrative Trustee any direction that would vary the investment of the Beneficial Owners. However, the Administrative Trustee shall not be liable to any Person for any failure of the Trust to qualify as a grantor trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Administrative Trustee’s responsibility for the administration of the Trust in accordance with this Agreement.

(d) The parties hereto and, by its acceptance or acquisition of a Share or a beneficial interest therein, the Registered Owner and Beneficial Owner of such Share (i) agree to furnish the Sponsor and the Administrative Trustee with such information as may be necessary to enable the Trust and the Investing Pool to comply with their U.S. federal income tax reporting obligations in respect of such Share and to allow the Trust and the Investing Pool to make the basis adjustments permitted by Section 754 of the Code, including information regarding such Registered Owner’s or Beneficial Owner’s secondary market transactions in Shares as well as creation or redemptions of Shares and (ii) direct brokers, nominees and other Registered Owners to report to the Administrative Trustee the Beneficial Owner’s name and address and such other information as may be reasonably requested by the Administrative Trustee for purposes of complying with the Trust’s or the Investing Pool’s tax reporting obligations or as necessary to allow the Trust or the Investing Pool to make the basis adjustments permitted by Section 754 of the Code.

(e) The Administrative Trustee shall maintain all books, records, and supporting documents that are necessary to comply with any and all aspects of its duties under the Trust Agreement.

ARTICLE V

THE ADMINISTRATIVE TRUSTEE AND THE SPONSOR

Section 5.1 Maintenance of Office and Transfer Books by the Administrative Trustee.

(a) Until termination of this Agreement in accordance with its terms, the Administrative Trustee shall maintain facilities for the execution and Delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.

(b) The Administrative Trustee shall keep books for the registration of Shares and registration of transfers of Shares, which, at all reasonable times, shall be open for inspection by the Registered Owners.

(c) The Administrative Trustee may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed necessary or advisable in the reasonable judgment of the Administrative Trustee or the Sponsor.

(d) If any Shares are listed on one or more stock exchanges in the United States, the Administrative Trustee shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a registrar or one or more co-registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.

Section 5.2 Prevention or Delay in Performance by the Sponsor or the Administrative Trustee.

Neither the Sponsor nor the Administrative Trustee nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner, Authorized Participant or Depositor if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Administrative Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing that, by the terms of this Agreement, it is provided shall be done or performed, and, accordingly, the Sponsor or the Administrative Trustee does not do that thing or does that thing at a later time than would otherwise be required. Neither the Sponsor nor the Administrative Trustee will incur any liability to any Registered Owner or Beneficial Owner, Authorized Participant or Depositor by reason of any non-performance or delay in the performance of any act or thing that, by the terms of this Agreement, it is provided may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

Section 5.3 Obligations of the Sponsor and the Administrative Trustee.

(a) Neither the Sponsor nor the Administrative Trustee assumes any obligation nor shall either of them be subject to any liability under this Agreement to any Registered Owner or Beneficial Owner or Depositor (including, without limitation, liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without negligence or bad faith.

(b) Neither the Sponsor nor the Administrative Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Depositor or other Person.

(c) Neither the Sponsor nor the Administrative Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Depositor, any Registered Owner or any other person believed by it in good faith to be competent to give such advice or information.

(d) The Administrative Trustee shall not be liable for any acts or omissions made by a successor Administrative Trustee, whether in connection with a previous act or omission of the Administrative Trustee or in connection with any matter arising wholly after the resignation of the Administrative Trustee; provided that in connection with the issue out of which such potential liability arises the Administrative Trustee performed its obligations without negligence or bad faith while it acted as Administrative Trustee.

(e) The Administrative Trustee and the Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner or Beneficial Owner or Depositor regarding Shares except to the extent specifically provided in this Agreement.

(f) The Administrative Trustee shall be a fiduciary under this Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Administrative Trustee shall be limited by, and shall be only those specifically set forth in, this Agreement.

(g) The Sponsor shall be responsible for all organizational expenses of the Trust, and for the following administrative and marketing expenses of the Trust: (i) the fees of the Administrative Trustee, (ii) listing fees of the Exchange, (iii) printing and mailing costs, (iv) audit fees and (v) up to $100,000 annually in legal expenses. The Sponsor shall also pay the costs of the Trust’s organization and initial sale of Shares, including applicable SEC registration fees.

Section 5.4 Assignment and Delegation of Obligations of the Administrative Trustee.

The Administrative Trustee may at any time assign or delegate all or a portion of its duties and obligations under this Agreement to another entity, including the Trust Administrator, without the consent of the Sponsor, any Registered Owner and any Beneficial Owner. The Administrative Trustee may terminate such other entity at any time and is not required to appoint a replacement therefor.

Section 5.5 Resignation or Removal of the Administrative Trustee; Appointment of Successor Administrative Trustee.

(a) The Administrative Trustee may at any time resign as Administrative Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Administrative Trustee and its acceptance of such appointment as hereinafter provided.

(b) The Sponsor may remove the Administrative Trustee in its discretion by written notice delivered to the Administrative Trustee in the manner provided in Section 7.4 at any time after the first anniversary of the date of Agreement. If at any time the Administrative Trustee ceases to be a Qualified Bank or is in material breach of its obligations under this Agreement and the Administrative Trustee fails to cure such breach within thirty (30) days after receipt by the Administrative Trustee of written notice from the Sponsor, or Registered Owners acting on behalf of at least 25% of the outstanding Shares, specifying such default and requiring the Administrative Trustee to cure such default, the Sponsor may remove the Administrative Trustee by written notice delivered to the Administrative Trustee in the manner provided in Section 7.4, and such removal shall take effect upon the appointment of a successor Administrative Trustee and its acceptance of such appointment as hereinafter provided.

(c) If the Administrative Trustee acting hereunder resigns or is removed, the Sponsor shall use its reasonable efforts to appoint a successor Administrative Trustee, which shall be a Qualified Bank. Every successor Administrative Trustee shall execute and deliver to its predecessor and to the Sponsor an instrument in writing accepting its appointment hereunder, and thereupon such successor Administrative Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due to it and on the written request of the Sponsor, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. The Sponsor or any such successor Administrative Trustee shall promptly mail notice of the appointment of such successor Administrative Trustee to the Registered Owners.

(d) Any corporation into which the Administrative Trustee may be merged, consolidated or converted in a transaction in which the Administrative Trustee is not the surviving corporation shall be the successor of the Administrative Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the immediately preceding sentence, the Sponsor may, by written notice to the Administrative Trustee, remove the Administrative Trustee and designate a successor Administrative Trustee in compliance with the provisions of Section 5.5(c).

Section 5.6 The Custodian.

(a) The Administrative Trustee may at any time appoint one or more Custodians, without the consent of the Sponsor, any Registered Owner and any Beneficial Owner. The Administrative Trustee may terminate any such Custodian at any time and is not required to appoint a replacement therefor.

Section 5.7 Indemnification.

(a) The Sponsor shall indemnify the Administrative Trustee, its directors, employees, delegates and agents (the “Administrative Trustee Indemnified Persons”) against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) (collectively, “Indemnified Amounts”) that is incurred by any of them and that arises out of or is related to (i) any offer or sale by the Trust of Baskets under this Agreement, (ii) acts performed or omitted pursuant to the provisions of this Agreement, as the same may be amended, modified or supplemented from time to time, (A) by a Administrative Trustee Indemnified Person or (B) by the Sponsor or (iii) any filings with or submissions to the SEC in connection with or with respect to the Shares (which, by way of illustration and not by way of limitation, include any registration statement and any amendments or supplements thereto filed with the SEC or any periodic reports or updates that may be filed under the Securities Exchange Act of 1934, as amended, or any failure to make any filings with or submissions to the SEC that are required to be made in connection with or with respect to the Shares), except that the Sponsor shall not have any obligations under this Section 5.7(a) to pay any Indemnified Amounts incurred as a result of and attributable to (x) the negligence or bad faith of, or material breach of the terms of this Agreement by, the Administrative Trustee, (y) written information furnished in writing by the Administrative Trustee to the Sponsor expressly for use in the registration statement, or any amendment thereto, filed with the SEC relating to the Shares that is not materially altered by the Sponsor or (z) any misrepresentations or omissions made by a Depositor (other than Sponsor) in connection with such Depositor’s offer and sale of Shares.

(b) The Administrative Trustee shall indemnify the Sponsor, its directors, employees and agents against, and hold each of them harmless from, any Indemnified Amounts (i) caused by the negligence or bad faith of the Administrative Trustee or (ii) arising out of any information furnished in writing to the Sponsor by the Administrative Trustee expressly for use in the registration statement, or any amendment thereto or periodic report, filed with the SEC relating to the Shares that is not materially altered by the Sponsor.

(c) If the indemnification provided for in Section 5.7(a) or (b) is unavailable or insufficient to hold harmless the indemnified party under Section 5.7(a) or (b) above, then the indemnifying party shall contribute to the Indemnified Amounts referred to in Section 5.7(a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor on the one hand and the Administrative Trustee on the other hand from the offering of the Shares which are the subject of the action or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Sponsor on the one hand and the Administrative Trustee on the other hand in connection with the action, statement or omission that resulted in such Indemnified Amount, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact from which the action arises relates to information supplied by the Sponsor or the Administrative Trustee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or the act or omission from which the action arises. The amount of Indemnified Amounts referred to in the first sentence of this Section 5.7(c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 5.7.

(d) The Sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under this Agreement or any actions taken in accordance with the provisions of this Agreement or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor. Any amounts payable to a Sponsor Indemnified Party under this Section 5.7(d) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Registered Owners and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust, and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

(e) If an action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a “Proceeding”) in respect of which indemnity may be sought by either party is brought or asserted against the other party, the party seeking indemnification (the “Indemnitee”) shall promptly (and in no event more than seven (7) days after receipt of notice of such Proceeding) notify the party obligated to provide such indemnification (the “Indemnitor”) of such Proceeding. The failure of the Indemnitee to so notify the Indemnitor shall not impair the Indemnitee’s ability to seek indemnification from the Indemnitor (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Indemnitor’s ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Indemnitee, the Indemnitor shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in clause (i) below and there are no other defenses available to Indemnitee as specified in clause (iii) below, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee (in which case all attorney’s fees and expenses shall be borne by the Indemnitor and the Indemnitor shall in good faith defend the Indemnitee). The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but, in such case, no fees and expenses of such counsel shall be borne by the Indemnitor unless such fees and expenses are otherwise required to be indemnified under Section 5.7(a), (b) or (d), as applicable, and (i) there is such a conflict of interest between the Indemnitor and the Indemnitee as would preclude, in compliance with the ethical rules in effect in the jurisdiction in which the Proceeding was brought, one lawyer from representing both parties simultaneously, (ii) the Indemnitor fails, within the earlier of (x) twenty (20) days following receipt of notice of the Proceeding from the Indemnitee or (y) seven (7) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee or (iii) there are legal defenses available to Indemnitee that are different from or are in addition to those available to the Indemnitor. No compromise or settlement of such Proceeding may be effected by either party without the other party’s consent unless (m) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (n) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which shall not be unreasonably withheld. The Indemnitor shall have no obligation to indemnify and hold harmless the Indemnitee from any loss, expense or liability incurred by the Indemnitee as a result of a default judgment entered against the Indemnitee unless such judgment was entered after the Indemnitor agreed, in writing, to assume the defense of such Proceeding.

Section 5.8 Charges of Administrative Trustee.

(a) Each Depositor and each Person surrendering Baskets for the purpose of withdrawing Trust Property shall pay to the Administrative Trustee a fee of [•] per transaction for the Delivery of Shares pursuant to Section 2.4 and the Surrender of Baskets pursuant to Section 2.6 or 6.2(b).

(b) The Administrative Trustee is entitled to receive from the Sponsor fees for its services and reimbursement for its out-of-pocket expenses in accordance with written agreements between the Sponsor and the Administrative Trustee.

(c) The Administrative Trustee is entitled to charge the Trust for all expenses and disbursements incurred by it under Section 5.12(a) or that are of the type described in Section 4.7(a)(2) or (3) (including the fees and disbursements of its legal counsel), except that the Administrative Trustee is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Administrative Trustee is required to perform under this Agreement.

Section 5.9 Retention of Trust Documents.

The Administrative Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Administrative Trustee, unless the Sponsor reasonably requests the Administrative Trustee in writing to retain those items for a longer period.

Section 5.10 Federal Securities Law Filings.

(a) The Sponsor shall (i) prepare and file a registration statement with the SEC and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Administrative Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs which is known to the Sponsor as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Administrative Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Administrative Trustee may reasonably request and (iv) prepare and file any periodic reports or updates that may be required under the Securities Exchange Act of 1934, as amended. The Administrative Trustee shall furnish to the Sponsor any information from the records of the Trust that the Sponsor reasonably requests in writing that is needed to prepare any filing or submission that the Sponsor or the Trust is required to make under the federal securities laws of the United States.

(b) The Sponsor shall have all necessary and exclusive power and authority to (i) adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable, in the Sponsor’s reasonable judgment, to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws; (ii) appoint and remove the auditors of the trust; (iii) make any determination, choice, estimate or other decision that may be necessary or desirable in connection with the preparation of the financial statements of the trust; and (iv) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Sponsor shall deem to be necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

Section 5.11 Prospectus Delivery.

The Administrative Trustee shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Shares, a copy of the relevant prospectus, as most recently furnished to the Administrative Trustee by the Sponsor, to each Depositor.

Section 5.12 Discretionary Actions by Administrative Trustee; Consultation.

(a) The Administrative Trustee may, in its discretion, undertake any action that it considers necessary or desirable to protect the Trust or the interests of the Registered Owners. The expenses incurred by the Administrative Trustee in connection with taking any action under the immediately preceding sentence (including the fees and disbursements of legal counsel) shall be expenses of the Trust, and the Administrative Trustee shall be entitled to be reimbursed for those expenses by the Trust.

(b) The Administrative Trustee shall notify and consult with the Sponsor before undertaking any action under Section 5.12(a) or if the Administrative Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

(c) The Sponsor shall notify and consult with the Administrative Trustee before undertaking any action under the last sentence of Section 5.7(d) or if the Sponsor becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

Section 5.13 Trustees.

The number of Trustees initially shall be two (2), and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor. The Sponsor is entitled, subject to Section 5.5, to appoint or remove without cause any Trustee at any time; provided, however, that the number of Trustees shall in no event be less than two (2); provided, further, that one (1) Trustee, in the case of a natural person, shall be a person who is a resident of the State of Delaware or that, if not a natural person, is an entity which has its principal place of business in the State of Delaware.

Section 5.14 Administrative Trustee.

The initial Administrative Trustee shall be:

Barclays Global Investors International, Inc.

(a) Except as expressly set forth in this Agreement, any power of the Administrative Trustee may be exercised by, or with the consent of, any one (1) or more Administrative Trustees.

(b) Except as otherwise required by the Delaware Statutory Trust Act, the Administrative Trustee is authorized to execute on behalf of the Trust any documents which the Administrative Trustee has the power and authority to cause the Trust to execute pursuant to this Agreement.

Section 5.15 Delaware Trustee.

The initial Delaware Trustee shall be:

[•]

Notwithstanding any other provision of this Agreement, the Delaware Trustee shall not be entitled to exercise any of the powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of any Administrative Trustee described in this Agreement. The Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Delaware Statutory Trust Act. Notwithstanding anything herein to the contrary, the Delaware Trustee shall not be liable for the acts or omissions of the Trust or of the Administrative Trustee except with respect to acts which the Delaware Trustee is expressly obligated or authorized to undertake under this Agreement or the Delaware Statutory Trust Act and except for the gross negligence or willful misconduct of the Delaware Trustee.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1 Amendment.

The Administrative Trustee and the Sponsor may amend any provisions of this Agreement without the consent of any Registered Owner. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges) or that otherwise prejudices any substantial existing right of the Registered Owners will not become effective as to outstanding Shares until thirty (30) days after notice of such amendment is given by the Administrative Trustee to the Registered Owners. Every Registered Owner and Beneficial Owner, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. In no event shall any amendment impair the right of a Registered Owner to Surrender Baskets and receive therefor the amount of Trust Property represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may be made if, as a result of such amendment, it would cause the Trust to be taxable as an association taxable as a corporation for United States federal income tax purposes.

Section 6.2 Termination.

(a) The Administrative Trustee shall set a date on which this Agreement will terminate and mail notice of that termination to the Registered Owners at least thirty (30) days prior to the date set for termination if any of the following occurs:

(i) the Administrative Trustee is notified that the Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five (5) Business Days of their delisting;

(ii) Registered Owners of at least 75% of the outstanding Shares notify the Administrative Trustee that they elect to terminate the Trust;

(iii) sixty (60) days have elapsed since the Administrative Trustee notified the Sponsor of the Administrative Trustee’s election to resign, and a successor Administrative Trustee has not been appointed and accepted its appointment as provided in Section 5.5;

(iv) the SEC (or its staff) or a court of competent jurisdiction determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Administrative Trustee has actual knowledge of that determination;

(v) the Manager determines to liquidate the Investing Pool in accordance with the terms of the Investing Pool LLC Agreement, which provides that the Manager may liquidate the Investing Pool at any time the Manager determines that liquidating the Investment Pool is advisable, including if (1) CERFs cease to be listed on the CME and, in the opinion of the Manager, no successor or substantially similar futures contracts are available, (2) Goldman, Sachs & Co. (or its successor) ceases to maintain the GSCI-ER and, in the opinion of the Manager, it is not advisable to continue investing in CERFs, and no other futures contracts that reflect the performance of a successor or reasonably similar index presents an acceptable alternative investment, or (3) the value of the Investing Pool was less than $350 million for five (5) consecutive trading days on the Exchange and the Manager decides that continued operation of the Investing Pool is not cost-effective;

(vi) the Trust and/or the Investing Pool is treated as an association taxable as a corporation for United States federal income tax purposes, and the Administrative Trustee receives notice from the Sponsor that the Sponsor determines that termination of the Trust is advisable; or

(vii) DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

(b) On and after the date of termination of this Agreement, the Registered Owners will, upon (i) Surrender of their Shares, (ii) payment of the fee of the Administrative Trustee for the Surrender of Shares provided in Section 5.8(a) and (iii) payment of any applicable taxes or other governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Trust Property represented by those Shares. The Administrative Trustee shall not accept any Delivery of Basket Amounts after the date of termination of this Agreement. If any Shares remain outstanding after the date of termination of this Agreement, the Administrative Trustee thereafter shall discontinue the registration of transfers of Shares, shall not make any distributions to Registered Owners and shall not give any further notices or perform any further acts under this Agreement, except that the Administrative Trustee shall continue to collect distributions pertaining to Trust Property and hold the same uninvested and without liability for interest, pay the Trust’s expenses and sell Trust Property as necessary to meet those expenses and shall continue to deliver Trust Property, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares Surrendered to the Administrative Trustee (after deducting or upon payment of, in each case, the fee of the Administrative Trustee set forth in Section 5.8(a) for the Surrender of Shares, any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement and any applicable taxes or other governmental charges). At any time after the expiration of ninety (90) days following the date of termination of this Agreement, the Administrative Trustee may sell the Trust Property then held under this Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under this Agreement, unsegregated and without liability for interest, for the pro rata benefit of the Registered Owners of the Shares that have not theretofore been Surrendered, such Registered Owners thereupon becoming general creditors of the Administrative Trustee with respect to such net proceeds. After making such sale, the Administrative Trustee shall be discharged from all obligations under this Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any fees, expenses, taxes or other governmental charges payable by the Trust, the fee of the Administrative Trustee for the Surrender of Shares and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement and any applicable taxes or other governmental charges).

(c) Upon the termination of this Agreement, the Sponsor shall be discharged from all obligations under this Agreement, except for its obligations to the Administrative Trustee under Section 5.7. Sections 5.7 and 5.8 shall survive termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of such counterparts shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Administrative Trustee and shall be open to inspection by any Registered Owner during the Administrative Trustee’s business hours.

Section 7.2 Third-Party Beneficiaries.

Subject to Section 5.4, this Agreement is for the exclusive benefit of the parties hereto and the directors, employees, delegates, agents and affiliates referred to in Section 5.7, and the Registered Owners, Beneficial Owners and Depositors from time to time, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 7.3 Severability.

In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4 Notices.

(a) All notices given under this Agreement must be in writing.

(b) Any and all notices to be given to the Administrative Trustee or the Sponsor shall be deemed to have been duly given (i) when it is actually delivered by a messenger or recognized courier service, (ii) five (5) days after it is mailed by registered or certified mail, postage paid or (iii) when receipt of a facsimile transmission is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address set forth below:

To the Administrative Trustee:

BARCLAYS GLOBAL INVESTORS, N.A.

45 Fremont Street

San Francisco, CA 94105

Attention: [•]

Facsimile: [•]

or (i) any other place to which the Administrative Trustee may have transferred its Corporate Trust Office with notice to the Sponsor (ii) or any entity to which the Administrative Trustee may have transferred all or some of its duties hereunder pursuant to Section 5.4 at the address set forth in the notice of transfer provided to the Sponsor.

To the Sponsor:

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.

45 Fremont Street

San Francisco, CA 94105

Attention: [•]

Facsimile: [•]

or any other place to which the Sponsor may have transferred its principal office with notice to the Administrative Trustee.

(c) Any and all notices to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid or (iii) when sent by facsimile transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Administrative Trustee, or, if such Registered Owner shall have filed with the Administrative Trustee a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request.

Section 7.5 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) The Sponsor and the Administrative Trustee hereby (i) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of or relating to this Agreement, and (ii) consent to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive or consequential damages, or (b) request a trial by jury.

Section 7.6 Headings.

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

Section 7.7 Compliance with Regulation B.

If any banking institution that is either a party to this Agreement or a delegate thereof reasonably believes that any of the activities described herein and to be performed by such institution is reasonably likely to result in such institution having to register as a broker-dealer under federal law, then (i) such institution will promptly notify in writing the relevant parties in reasonable detail of the basis of its concern, (ii) such institution thereafter will not be deemed to be in violation of, or acting negligently or in bad faith with respect to, this Agreement or any agreement incidental hereto by virtue of not engaging in such activity and (iii) the parties hereto shall promptly restructure the arrangements described herein in good faith to the extent necessary to prevent such registration from having to occur.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Barclays Global Investors International, Inc. and Barclays Global Investors, N.A. have duly executed this Agreement as of the day and year first set forth above.

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC., as Sponsor

By:
Name:
Title:

BARCLAYS GLOBAL INVESTORS, N.A., as Administrative Trustee

By:
Name:
Title:

[•], as Delaware Trustee

By:
Name:
Title:

EXHIBIT A

[Form of Certificate]

THE SHARES EVIDENCED HEREBY REPRESENT RIGHTS WITH RESPECT TO UNDERLYING TRUST PROPERTY (AS DEFINED IN THE TRUST AGREEMENT REFERRED TO HEREIN) HELD BY THE TRUST AND DO NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND ARE NOT GUARANTEED BY THE SPONSOR OR THE ADMINISTRATIVE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE SHARES NOR THE UNDERLYING TRUST PROPERTY ARE INSURED UNDER ANY AGREEMENT THAT DIRECTLY BENEFITS THE TRUST OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE TRUST FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

iSHARES GSCI COMMODITY-INDEXED TRUST SHARES

ISSUED BY

iSHARES GSCI COMMODITY-INDEXED TRUST

REPRESENTING

FRACTIONAL INTERESTS IN THE NET ASSETS OF THE TRUST

BARCLAYS GLOBAL INVESTORS, N.A., as Administrative Trustee

No.	*Shares

CUSIP:

BARCLAYS GLOBAL INVESTORS, N.A., as Administrative Trustee (hereinafter called the “Administrative Trustee”), hereby certifies that CEDE & CO., as nominee of The Depository Trust Company, or registered assigns, IS THE OWNER OF1 Shares issued by iShares GSCI Commodity-Indexed Trust, each representing a fractional undivided interest in the net assets of the Trust, as provided in the Agreement referred to below. The Administrative Trustee’s Corporate Trust Office and its principal executive office are located at 45 Fremont Street, San Francisco, CA 94105.

[1]	That number of Shares held at The Depository Trust Company at any given point in time.

A-1

This Certificate is issued upon the terms and conditions set forth in the Trust Agreement dated as of                         , 2005 (the “Agreement”) among Barclays Global Investors International, Inc. (herein called the “Sponsor”), the Administrative Trustee, [•] as Delaware Trustee, all Registered Owners and Beneficial Owners from time to time of Shares issued thereunder and all Depositors. By becoming a Registered Owner or Beneficial Owner, or by Delivering Basket Amounts, a Person becomes a party to the Agreement and is bound by all the terms and conditions of the Agreement. The Agreement sets forth the rights of Depositors and Registered Owners and the rights and duties of the Administrative Trustee and the Sponsor. Copies of the Agreement are on file at the Administrative Trustee’s Corporate Trust Office.

The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Administrative Trustee by the manual or facsimile signature of a duly authorized signatory of the Administrative Trustee and, if a Registrar (other than the Administrative Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

Dated:	BARCLAYS GLOBAL INVESTORS, N.A., as Administrative Trustee

By:

THE ADMINISTRATIVE TRUSTEE’S CORPORATE TRUST OFFICE ADDRESS IS

45 FREMONT STREET, SAN FRANCISCO, CA 94105

A-2